CUSIP NO.989597109                Schedule 13G                      Page 1 of 14

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (AMENDMENT NO. _____2_____)(1)

                                 Zindart Limited
--------------------------------------------------------------------------------
                                (Name of issuer)

                           American Depository Shares
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    989597109
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                     2/13/04
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

                       (Continued on the following pages)

                              (Page 1 of 12 pages)

--------------------------------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.989597109                Schedule 13G                      Page 2 of 14

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent International Corporation
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             300,413
     NUMBER OF        ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 300,413
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     300,413
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO, IA
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.989597109                Schedule 13G                      Page 3 of 14

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent International Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             298,733
     NUMBER OF        ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 298,733
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     298,733
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.989597109                Schedule 13G                      Page 4 of 14

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Asia Pacific Fund Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             45,408
     NUMBER OF        ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 45,408
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     45,408
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.989597109                Schedule 13G                      Page 5 of 14

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Asia Pacific Special Situations Fund Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             253,325
     NUMBER OF        ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 253,325
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     253,325
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.989597109                Schedule 13G                      Page 6 of 14

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Global GECC Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             0
     NUMBER OF        ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 0
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.989597109                Schedule 13G                      Page 7 of 14

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Global Management Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             0
     NUMBER OF        ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 0
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.989597109                Schedule 13G                      Page 8 of 14

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Global Private Equity II limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             0
     NUMBER OF        ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 0
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.989597109                Schedule 13G                      Page 9 of 14

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Global Private Equity II- PGGM limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             0
     NUMBER OF        ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 0
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.989597109                Schedule 13G                     Page 10 of 14

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent International Investors II Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             1,680
     NUMBER OF        ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 1,680
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,680
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.989597109                Schedule 13G                     Page 11 of 14

Item 1.

(a) (b)      This statement on Schedule 13G relates to the Reporting Persons'
(as defined in Item 2 below) beneficial ownership interest in Zindart Limited, a Hong Kong corporation (the "Corporation"). The address of the principal executive office of the Corporation is Flats C & D, 25th Floor, Block 1, Tai Ping Industrial Centre, 57 Ting Kok Road, Tai Po, New Territories, Hong Kong PRC

Item 2.

         (a) (b) (c)      This statement is being filed by the following
entities:

                  (1) Advent International Corporation, a Delaware corporation;

                  (2) Advent International Limited Partnership, a Delaware limited partnership;

                  (3) Advent International Investors II Limited Partnership, a Delaware limited partnership;

                  (4) Advent Global Management Limited Partnership, a Delaware limited partnership;

                  (5) Global Private Equity II Limited Partnership, a Delaware limited partnership;

                  (6) Global Private Equity II- PGGM Limited Partnership, a Delaware limited partnership;

                  (7) Advent Global GECC Limited Partnership, a Delaware limited partnership;

                  (8) Advent Asia Pacific Fund Limited Partnership, a Bermuda limited partnership;

                  (9) Asia Pacific Special Situations Fund Partnership, a Delaware limited partnership;

         The entities listed in subparagraph (1) through (9) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

CUSIP NO.989597109                Schedule 13G                     Page 12 of 14

         (d) (e)      This statement relates to the American Depository Shares,
(the "ADS") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such ADS is 989597109.

Item 3. Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

         This statement is being filed pursuant to rule 13d-2(b) as an amendment to a Rule 13d-1(c) filing.

Item 4.  Ownership.

         (a) (b)      The following table sets forth the aggregate number and
percentage (based upon the number of shares outstanding as of 12/31/2003 of the American Depository Shares beneficially owned by each Reporting Person named in
Item 2 of this statement. The aggregate number and percentage of the American Depository Shares beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).

                                                                            Number of Shares
                                                                     -----------------------------    Percentage
                                                                                 Under                of Shares
                      Reporting Person                                 ADS      Warrants     Total    Outstanding
------------------------------------------------------------         --------------------------------------------
Advent Global GECC Limited Partnership (1)                                 0       0              0      0.0%
Advent Global Management Limited Partnership (1) (2)                       0       0              0      0.0%
Global Private Equity II Limited Partnership (1)                           0       0              0      0.0%
Global Private Equity II-PGGM Limited Partnership (2)                      0       0              0      0.0%
Advent Asia Pacific Fund Limited Partnership  (2)                     45,408       0         45,408      0.5%
Asia Pacific Special Situations Fund Limited Partnership (2)         253,325       0        253,325      2.9%
Advent International Investors II Limited Partnership (3)              1,680       0          1,680      0.0%
Advent International Limited Partnership (1) (2)                     298,733       0        298,733      3.4%
Advent International Corporation (1)(2)(3)                           300,413       0        300,413      3.4%

Total Group                                                          300,413       0        300,413      3.4%

         (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of Advent Global Management Limited Partnership ("AGMLP"). As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC, AILP and AGMLP derive from such power.

         (2) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which

CUSIP NO.989597109                Schedule 13G                     Page 13 of 14

in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

         (3) AIC is the General Partner of Advent International Investors II Limited Partnership ("INV-2"). As such, AIC has the power to vote and dispose of the securities of INV-2. The beneficial ownership of AIC derives from such power.

         (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the American Depository Shares beneficially owned by it as indicated above.

Item 5. Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        Not Applicable.

Item 8. Identification and Classification of Members of the Group.

        The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

Item 9. Notice of Dissolution of Group.

        Not Applicable.

Item 10. Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.989597109                Schedule 13G                     Page 14 of 14

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2004

Advent Asia Pacific Fund Limited Partnership
Asia Pacific Special Situations Fund Limited Partnership
Global Private Equity II Limited Partnership
Global Private Equity II-PGGM Limited Partnership

By: Advent International Limited Partnership,
    General Partner
By: Advent International Corporation,
    General Partner
By: Janet L. Hennessy, Vice President*

Advent Global GECC Limited Partnership

By: Advent Global Management Limited Partnership, General Partner
By: Advent International Limited Partnership, General Partner
By: Advent International Corporation, General Partner
By: Janet L. Hennessy, Vice President*

Advent International Limited Partnership
Advent International Investors II Limited Partnership
By: Advent International Corporation,
    General Partner
By: Janet L. Hennessy, Vice President*

ADVENT INTERNATIONAL CORPORATION
By: Janet L. Hennessy, Vice President*

*For all of the above:

----------------------------------
/s/Janet L. Hennessy, Vice President